Uniforêt

EXHIBIT T3E.10

PRESS RELEASE
For immediate release

THE COURT OF APPEAL REFUSES LEAVE TO APPEAL THE MAY 16, 2003
JUDGMENT SANCTIONING AND APPROVING UNIFORÊT’S PLAN OF
ARRANGEMENT

MONTREAL (QUEBEC), JULY 25, 2003 — UNIFORET INC. and its subsidiaries, Uniforêt Scierie-Pâte Inc. and Foresterie Port-Cartier Inc. (the “Company”), announced today that the Court of Appeal has dismissed the motion presented by a group of US Noteholders seeking leave to appeal the judgment rendered by the Superior Court of Montreal on May 16, 2003, which judgment has sanctioned and approved their plan of arrangement under the Companies’ Creditors Arrangement Act.

The Company intends to proceed immediately with the implementation of its plan of arrangement and will have a new press release issued once the effective date of implementation of its plan will have been fixed.

Uniforêt Inc. manufactures softwood lumber. It carries on its business through mills located in Port-Cartier and in the Péribonka area. Uniforêt Inc.’s securities are listed on the Toronto Stock Exchange under the trading symbol UNF.A for the Class A Subordinate Voting Shares, and under the trading symbol UNF.DB for the Convertible Debentures.

INFORMATION :	SERGE MERCIER, C.A. Vice-President – Finance and Administration Uniforêt Inc. Tel.: (514) 327-3350